Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact: Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION

REPORTS FISCAL 2022 FIRST QUARTER

OPERATING RESULTS

Milwaukee, Wisconsin – October 21, 2021 -- STRATTEC SECURITY CORPORATION (“STRATTEC” or the “Company”) (NASDAQ:STRT) today reported operating results for the fiscal first quarter ended September 26, 2021.

First Quarter

Net sales for the first quarter ended September 26, 2021 were $100.3 million, compared to net sales of $126.2 million for the first quarter ended September 27, 2020.  Net income was $101,000 in the current year first quarter, compared to net income of $8.0 million in the prior year first quarter.  Diluted earnings per share for the first quarter were $0.03 compared to diluted earnings per share of $2.11 in the prior year first quarter.

The current year quarter net sales and profitability were significantly impacted by the global semiconductor chip shortage that temporarily closed several of our customer’s assembly plants in North America for extended periods of time resulting in significantly reduced sales during the current year quarter.

Additionally, the prior year quarter tax results included a favorable tax adjustment due to changes to the Federal tax law generally referred to as the “Tax Cuts and Jobs Act of 2017”, which reduced our income tax provision by $675,000 and increased our diluted earnings per share by $0.18 in the prior year quarter in comparison to the current year quarter.

Net sales to each of our customers in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	September 26, 2021	September 27, 2020

Stellantis / Fiat Chrysler Automobiles	$16,560	$25,083
General Motors Company	25,684	37,756
Ford Motor Company	17,695	15,846
Tier 1 Customers	11,975	17,495
Commercial and Other OEM Customers	17,412	21,435
Hyundai / Kia	11,015	8,619
TOTAL	$100,341	$126,234

Sales to Stellantis / Fiat Chrysler Automobiles (FCA) and General Motors Company in the current year quarter decreased over the same period in the prior year quarter due primarily to lower vehicle production volumes for which we supply components due to the continuing impact of the global semiconductor chip shortage.  Sales to the Ford Motor Company in the current quarter increased primarily due to the increased content on the F-150 pick-up truck for which we supply components. Tier 1 Customers and Commercial and Other OEM Customers were down in the current year quarter compared to the prior year quarter due to lower production vehicle volumes relating to the semiconductor chip shortage referenced above.   Sales to Tier 1 Customers, Commercial and Other OEM Customers primarily represent purchasers of vehicle access control products, such as latches, fobs, driver controls and door handles, that we have developed in recent years to complement our historic core business of locks and keys.  The increased sales to Hyundai / Kia in the current year quarter were principally due to higher levels of production on their recently launched new Kia Carnival, formerly the Kia Sedona and Hyundai Starex minivans for which we supply components.

Gross Profit margins declined to 12.5% in the current year quarter compared to 17.8% in the prior year quarter primarily due to lower customer vehicle production volumes, higher costs for both raw materials and purchased components, an unfavorable Mexican Peso to US dollar exchange rate affecting the cost of our Mexican operations and the mandatory minimum wage increase enacted by the Mexican Government effective January 1, 2021.

Engineering, Selling and Administrative expenses as a percent of net sales in the current year quarter were 12.1% compared to 9.0% in the prior year quarter. This increase in overall operating expense spending in the current year quarter was primarily due to higher costs for our salaried work force as the prior year quarter had temporary wage reductions that we implemented to address the impact of the COVID-19 pandemic on our operations.

Included in Other (Expense) Income, Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	September 26, 2021	September 27, 2020

Equity (Loss) Earnings of VAST LLC Joint Venture	$(251)	$825
Net Foreign Currency Transaction Gain (Loss)	180	(123)
Other	(50)	(137)
	$(121)	$565

The equity loss of VAST LLC in the current year quarter related primarily to the global semiconductor chip shortage referred to above that impacted profitability in our VAST China operation as compared to the same period in the prior year quarter.  VAST LLC (including VAST China) is a crucial part of our global strategy and we anticipate that it will contribute to our overall long-term market and financial strength.

Frank Krejci, President and CEO commented: “This has been a very challenging quarter. For example, industry vehicle build rates in September 2021 were 34% below those in April 2021 due to supply chain issues, forcing many temporary assembly plant closures by our customers during the current quarter.

 There has been some recent improvement in supply chain issues, a trend that will hopefully continue. Longer term, reasons for optimism remain because of continued consumer demand, extremely thin industry inventory levels and recent reductions of assembly plant closures.

We were still able to remain profitable through operational adjustments and cost containment efforts. This was in the face of efficiency disruptions from unexpected customer shipping curtailments, a 20% decline in sales versus last year, added logistics costs, price increases from suppliers and losses in our China operations.  Much credit is due to the efforts of our Associates. With a strong balance sheet and lower production pressures, we kept a long-term perspective and maintained a view of this situation as an opportunity to continue to invest in our future products and operational efficiencies”.

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each company’s products to global customers under the “VAST Automotive Group” brand name.  STRATTEC’s history in the automotive business spans over 110 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customer product recall policies, work stoppages at the Company or at the location of its key customers as a result of labor disputes, foreign currency fluctuations, uncertainties stemming from U.S. trade policies, tariffs and reactions to same from foreign countries, the volume and scope of product returns, adverse business and operational issues resulting from the continuing effects of the coronavirus (COVID-19) pandemic, matters adversely impacting the timing and availability of component parts and raw materials needed for the production of our products and the products of our customers and fluctuations in our costs of operation (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Condensed Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	First Quarter Ended

	September 26, 2021	September 27, 2020

Net Sales	$100,341	$126,234
Cost of Goods Sold	87,792	103,723
Gross Profit	12,549	22,511

Engineering, Selling & Administrative Expenses	12,121	11,314
Income from Operations	428	11,197

Interest Expense	(48)	(112)
Other (Expense) Income, Net	(121)	565

Income before Provision for Income Taxes and Non-Controlling Interest	259	11,650

Provision for Income Taxes	37	1,577

Net Income	222	10,073
Net Income Attributable to Non-Controlling Interest	(121)	(2,065)

Net Income Attributable to STRATTEC SECURITY CORP.	$101	$8,008

Earnings Per Share:
Basic	$0.03	$2.13
Diluted	$0.03	$2.11
Average Basic Shares Outstanding	3,830	3,765

Average Diluted Shares Outstanding	3,893	3,788

Other
Capital Expenditures	$2,789	$1,514
Depreciation	$5,057	$4,885

STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)

	September 26, 2021	June 27, 2021
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$7,024	$14,465
Receivables, net	66,614	69,902
Inventories, net	77,707	70,860
Other current assets	24,295	19,677
Total Current Assets	175,640	174,904
Investment in Joint Ventures	26,617	27,224
Other Long Term Assets	11,874	12,034
Property, Plant and Equipment, Net	94,213	96,401
	$308,344	$310,563
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$34,533	$36,727
Other	35,901	40,845
Total Current Liabilities	70,434	77,572
Accrued Pension and Post Retirement Obligations	2,923	2,933
Borrowings Under Credit Facility	17,000	12,000
Other Long-term Liabilities	4,548	4,625
Shareholders’ Equity	335,167	334,058
Accumulated Other Comprehensive Loss	(17,278)	(16,797)
Less: Treasury Stock	(135,608)	(135,615)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	182,281	181,646
Non-Controlling Interest	31,158	31,787
Total Shareholders’ Equity	213,439	213,433
	$308,344	$310,563

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	First Quarter Ended

	September 26, 2021	September 27, 2020

Cash Flows from Operating Activities:
Net Income	$222	$10,073
Adjustment to Reconcile Net Income to Net
Cash Provided by Operating Activities:
Depreciation	5,057	4,885
Equity Loss (Earnings) in Joint Ventures	251	(825)
Foreign Currency Transaction (Gain) Loss	(139)	399
Unrealized Gain on Peso Forward Contracts	98	(335)
Stock Based Compensation Expense	396	208
Change in Operating Assets/Liabilities	(15,659)	(7,443)
Other, net	127	338

Net Cash (Used In) Provided by Operating Activities	(9,647)	7,300

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(2,789)	(1,514)
Proceeds Received on Sale of Property, Plant and Equipment	-	3
Net Cash Used in Investing Activities	(2,789)	(1,511)

Cash Flow from Financing Activities:
Borrowings on Credit Facility	7,000	-
Repayment of Borrowings under Credit Facility	(2,000)	(5,000)
Dividends Paid to Non-Controlling Interest of Subsidiaries	(600)	(490)
Exercise of Stock Options and Employee Stock Purchasess	619	19

Net Cash Provided (Used In) Financing Activities	5,019	(5,471)

Foreign Currency Impact on Cash	(24)	(109)

Net (Decrease) Increase in Cash & Cash Equivalents	(7,441)	209

Cash and Cash Equivalents:
Beginning of Period	14,465	11,774
End of Period	$7,024	$11,983